(TRANSLATION)

SHARE HANDLING REGULATIONS

SONY CORPORATION

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

SONY CORPORATION

(Sony Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Purpose)

By the authority granted by Article 9 of the Articles of Incorporation of the Corporation, as amended, these Regulations shall govern the denominations of share certificates, the handling of shares of stock of the Corporation and handling charges therefor, unless otherwise provided by laws or ordinances, or the Articles of Incorporation.

Article 2.    (Handling Place, Handling Office and Liaison Offices)

1.    The Transfer Agent of the Corporation, its handling place, handling office and liaison offices shall be as follows:

Transfer Agent:	UFJ Trust Bank
4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Place:	UFJ Trust Bank
Corporate Agency Department
4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Office:	UFJ Trust Bank
Corporate Agency Department
10-11, Higashisuna 7-chome, Koto-ku, Tokyo

Liaison Offices:	All branch offices in Japan of
UFJ Trust Bank

Head Office, branch offices and local offices in
Japan of Nomura Securities Co., Ltd.

2.    Procedures under these Regulations, and all requests, and reports and other procedures with respect to the business which the Corporation has entrusted to the Transfer Agent shall be made to such Transfer Agent; provided, however, in case any procedures under these Regulations are made by beneficial shareholders, such procedures shall, except as otherwise provided in these Regulations, be made through Japan Securities Depository Center (the “Center”) or participant(s) thereof in accordance with the rules provided by the Center or participants thereof.

Article 3.    (Denominations of Share Certificates)

1.    All share certificates issued by the Corporation shall be in the denominations of ten thousand (10,000), one thousand (1,000), five hundred (500) and one hundred (100) shares, as well as any number of shares constituting less than one hundred (100) shares (hereinafter “fractional unit shares”); provided, however, that share certificates representing fractional unit shares shall not be issued, unless the Corporation otherwise deems necessary.

2.    With respect to any shares in the name of the Center, notwithstanding the preceding paragraph, share certificates representing any number of shares which is not provided in the preceding paragraph may be issued upon the request by the Center.

Article 4.    (Method of Making Requests, Etc.)

1.    All requests, reports or applications under these Regulations shall be made in the forms prescribed by the Corporation and affixed with the seal impression which was reported to the Transfer Agent pursuant to Article 14.

2.    Should any request, report or application under these Regulations be made by a proxy, a document evidencing the authority of such proxy, or any such act be required to be made with consent of a curator (hosanin) or an assistant (hojonin), a document evidencing such consent, shall be submitted respectively.

3.    A certificate or a letter of indemnification, etc. may be submitted in case it is not possible to affix on the request form the seal impression which was reported to the Transfer Agent or when the Transfer Agent deems it necessary.

CHAPTER II

REGISTRATION OF TRANSFER OF SHARES

Article 5.    (Registration of Transfer of Shares)

1.    In case registration of a transfer of shares is requested, a written request therefor shall be submitted together with the share certificates concerned.

2.    In case registration of a transfer of shares is requested for reasons other than assignment, a document evidencing such acquisition shall be submitted upon request by the Corporation together with the share certificates concerned; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

Article 6.    (Registration of Transfer of Shares Where Special Procedure is Required by Laws or Ordinances)

In case the performance of a special procedure is required by laws or ordinances for a transfer of shares, a document evidencing completion of such special procedure shall also be submitted.

CHAPTER III

REGISTER OF BENEFICIAL SHAREHOLDERS

Article 7.    (Notice with Respect to Beneficial Shareholders)

In case entry (including digital entry; hereinafter the same interpretation being applicable) in the register of beneficial shareholders is required by a beneficial shareholder, his/her name, address and other necessary matters required to be recorded thereon shall be reported to the Center or the participant(s) thereof having the beneficial shareholder’s account and a notice with respect to relevant beneficial shareholder shall be given to the Transfer Agent for the Corporation pursuant to the laws or ordinances and rules prescribed by the Center.

Article 8.    (Entry in Register of Beneficial Shareholders)

Entry in the register of beneficial shareholders shall be made upon the notice from the Center with respect to beneficial shareholders referred to in the preceding Article 7.

Article 9.    (Integration of Register of Beneficial Shareholders and Register of Shareholders)

In case a shareholder recorded on the register of beneficial shareholders is deemed to be the same person as a shareholder recorded on the register of shareholders by his/her name and address, the number of shares recorded on the register of beneficial shareholders and that recorded on the register of shareholders shall be aggregated with respect to the exercise of shareholders’ rights.

CHAPTER IV

REGISTRATION OF PLEDGE AND INDICATION OF TRUST

Article 10.    (Registration of Pledge and Deregistration Thereof)

1.    In case registration of a pledge or change or deregistration thereof is requested in respect of shares, a written request therefor jointly signed by the pledgor and the pledgee shall be submitted together with the share certificates concerned.

2.    In case registration of a pledge of shares or change or deregistration thereof is requested by a beneficial shareholder, notwithstanding the preceding paragraph, he/she shall report thereof to the Center or the participant(s) thereof having the beneficial shareholder’s account.

Article 11.    (Indication of Trust Assets and Cancellation Thereof)

1.    In case indication of trust assets or cancellation thereof is requested in respect of shares, a written request therefor shall be submitted either by the trustor or the trustee together with the share certificates concerned.

2.    In case indication of trust assets or cancellation thereof is requested by a beneficial shareholder, notwithstanding the provision of the preceding paragraph, he/she shall report thereof to the Center or the participant(s) thereof having the beneficial shareholder’s account.

CHAPTER V

NON-POSSESSION OF SHARE CERTIFICATES

Article 12.    (Request for Non-possession of Share Certificates)

In case non-possession of share certificates by a shareholder is requested, a written request therefor shall be submitted together with the share certificates concerned; provided, however, that if such share certificates have not yet been issued, submission of share certificates shall not be required.

Article 13.    (Request for Issuance or Return of Share Certificates Placed in Non-possession Status)

In case a shareholder who previously requested non-possession of share certificates subsequently requests the issuance or return of the share certificates, a written request therefor shall be submitted; provided, however, that no request shall be made for issuance of share certificates representing fractional unit shares if the Corporation has treated the certificates for such shares as non-issued share certificates.

CHAPTER VI

REPORTS

Article 14.    (Report of Name, Address and Seal Impression of Shareholder)

1.    A shareholder or a beneficial shareholder or his/her legal representative shall report to the Transfer Agent his/her name, address and seal impression; provided, however, that a foreigner who is accustomed to signing his/her name may substitute his/her specimen signature for such seal impression.

2.    In case of any change in the matters referred to in the preceding paragraph, a report thereof shall be submitted; provided, however, in case only beneficial shareholder’s seal impression filed as mentioned in the preceding paragraph is changed, new seal impression shall be filed directly to the Transfer Agent for the Corporation.

3.    In case of any change in the matters referred to in the preceding paragraph due to any of the following reasons, a report thereof shall be submitted together with the share certificates concerned and a document evidencing such change; provided, however, that if no share certificates have been issued or the share certificates concerned have been deposited with the Center, submission of share certificates shall not be required:

1)	Change of family name or first name

2)	Change of trade name or corporate name

3)	Appointment, change or removal of legal representative such as a person having parental authority or a guardian, etc.

4)	Alteration of corporate organization unit.

Article 15.    (Report of Address by Nonresident Shareholders)

1.    A shareholder or a beneficial shareholder or his/her legal representative who is not residing in Japan shall, in addition to the procedures referred to in the preceding Article, either appoint a standing proxy or designate a mailing address in Japan, and shall submit a report thereof to the Transfer Agent.

2.    The provisions of Article 14, Paragraphs 1 and 2 shall apply mutatis mutandis to a standing proxy.

Article 16.    (Representative of Corporation)

If a shareholder or a beneficial shareholder is a corporation, the name of one of the representatives of such corporation shall be reported. In case of change of such representative, a written report thereof shall be submitted together with a certified copy of the extract of the commercial registration record.

Article 17.    (Representative of Jointly-Owned Shares)

1.    Shareholders or beneficial shareholders who own shares jointly shall appoint one representative and shall submit a report thereof together with the share certificates concerned and the written consent of all the joint owners; provided, however, that if no share certificates have been issued for such shares or the share certificates concerned have been deposited with the Center, submission of share certificates shall not be required.

2.    The provisions of the preceding paragraph shall apply mutatis mutandis in case the representative is changed or when the shareholder or the beneficial shareholder is an unincorporated body of persons or an unincorporated foundation.

Article 18.    (Application of Provisions Mutatis Mutandis to Registered Pledgees and Trustees)

The provisions of this Chapter shall apply mutatis mutandis to registered pledgees and trustees.

CHAPTER VII

REISSUANCE OF SHARE CERTIFICATES

Article 19.    (Reissuance due to Division or Consolidation)

In case issuance of new share certificates is requested for the purpose of dividing or consolidating share certificates, a written request therefor shall be submitted together with the share certificates concerned; provided, however, that no request shall be made for reissuance of share certificates representing fractional unit shares.

Article 20.    (Reissuance due to Defacement or Mutilation)

In case issuance of new share certificates is requested due to defacement or mutilation, a written request therefor shall be submitted together with the share certificates concerned; provided, however, that if it is difficult to discern whether the share certificates in question are genuine or not because of excessive defacement or mutilation, the provisions of CHAPTER VIII shall be applied mutatis mutandis.

Article 21.    (Completion of Columns for Shareholders’ Names)

In case all the columns for names of shareholders on a share certificate have been filled, such share certificate shall be retrieved and a new share certificate shall be issued.

Article 22.    (Automatic Consolidation of Fractional Unit Share Certificates)

Fractional unit share certificates submitted for registration of a transfer of shares shall, whenever the aggregate number of shares represented by such certificates amounts to a full unit or an integral multiple of a unit, be consolidated into full unit share certificates, unless the party requesting such registration has instructed otherwise.

CHAPTER VIII

REISSUANCE OF SHARE CERTIFICATES DUE TO LOSS

Article 23.    (Application for Registration of Lost Share Certificates and Application for Cancellation thereof)

1.    In case registration of lost share certificates is applied, the written application therefor shall be submitted together with a document evidencing acquisition of such share certificates, a document evidencing loss thereof and a document for identification of the applicant; provided, however, in case the nominee of lost share certificates applies for registration of such lost share certificates, a document for identification of the applicant shall not be required.

2.    In case a registrant of lost share certificates applies for cancellation of such registration of lost share certificates referred to in the preceding paragraph, s written application therefor shall be submitted.

Article 24.    (Application for Objection to Registration of Lost Share Certificates)

In case an objection to registration of lost share certificates is applied, a written application therefor shall be submitted together with the share certificate concerned and a document for identification of the applicant; provided, however, in a case where the nominee of such lost share certificates applies for such objection, submission of a document for identification of the applicant shall not be required.

Article 25.    (Reissuance Due to Lapse of Share Certificates)

1.    The share certificates which were registered as lost share certificates shall lapse on the date one (1) year after a following day of such registration of lost share certificates; provided, however, in case an application referred to in Article 23, Paragraph 2 or the preceding Article is made or in case such registration of lost share certificates is canceled pursuant to Article 230-7, Paragraph 2 of the Commercial Code, the provisions of this paragraph shall not be applied thereto.

2.    In case reissuance of lapsed share certificates is requested, a written request therefor shall be submitted.

Article 26.    (Application of Provisions Concerning Reports)

In case a registrant of lost share certificates changes any matter recorded on the register of lost share certificates, the provisions of Articles 14 through 18 hereof shall be applied thereto mutatis mutandis.

CHAPTER IX

PURCHASE OF FRACTIONAL UNIT SHARES

Article 27.    (Request for Purchase of Shares)

1.    In case purchase by the Corporation of fractional unit shares is requested by a shareholder, a written request therefor (the “Request for Purchase”) shall be submitted together with the share certificates concerned; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

2.    In the case of the preceding paragraph, a person making a Request for Purchase shall not designate the purchase price.

3.    Once a Request for Purchase is made, such request shall be irrevocable.

4.    In case a Request for Purchase is made by a beneficial shareholder, such request shall be made through the Center or the participant(s) thereof having the beneficial shareholder’s account.

Article 28.    (Determination of Purchase Price)

The purchase price for fractional unit shares for which a Request for Purchase is made shall be the amount obtained by multiplying an amount equal to the last selling price per share at the Tokyo Stock Exchange on the day on which such request is accepted at the handling office or any of the liaison offices of the Transfer Agent referred to in Article 2 (or if no sales of the shares take place at the Tokyo Stock Exchange on such day, the price per share at which the shares are first sold on the day subsequent to that day at the Tokyo Stock Exchange), by the number of shares being requested for purchase.

Article 29.    (Payment of Purchase Price)

1.    The purchase price for fractional unit shares for which a Request for Purchase is made shall be paid on the fourth business day from the day on which such request is accepted at the handling office as referred to in Article 2, or if later, from the day on which the purchase price is determined, to the shareholder who requests such purchase; provided, however, that when a request for purchase of shares is accepted at any of the liaison offices referred to in Article 2, the purchase price shall be paid within seven business days from the day on which such request is accepted at such liaison office, or if later, from the day on which the purchase price is determined, to the shareholder who requests such purchase.

2.    Notwithstanding the provisions of the preceding paragraph, if the purchase price reflects the right to receive dividends (including interim dividends), distribution of new shares pursuant to stock split, or the right to subscribe for new shares or stock acquisition rights (including bonds with stock acquisition rights), etc., the payment shall be made on or prior to the closing of accounts, the record date or allotment date, respectively.

3.    The Corporation may deduct from the purchase price any actual cost incurred, such as remittance charge, etc.

Article 30.    (Transfer of Title to Purchased Shares)

When a request for purchase of fractional unit shares is made, the title to such shares shall be transferred to the Corporation on the day when the performance of the payment procedure has been completed asprovided in the proceeding Article.

CHAPTER X

SALE OF SHARES CONSTITUTING FRACTIONAL UNIT SHARES

Article 31.    (Request for Sale of Shares)

1.    In case a sale by the Corporation of shares constituting fractional unit shares is requested by a shareholder (the “Request for Sale”), a written request therefor shall be submitted together with the share certificates concerned and the advanced payment as prescribed in the following Article; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

2.    When the Request for Sale is made, such request shall be irrevocable.

3.    The Request for Sale by the beneficial shareholders shall be handled in accordance with the rules prescribed by the Center.

Article 32.    (Advanced Payment)

The advanced payment shall be the amount obtained by multiplying the last selling price per share on the Tokyo Stock Exchange on the business day immediately preceding the date on which the Request for Sale is made (if no sale and purchase transaction takes place on such day, the last selling price per share on the day immediately preceding such day) by the number of shares requested for sale, and multiplying the result by 1.3. Any fraction less than 1,000 yen shall be rounded up.

Article 33.    (Suspension Period of Request for Sale)

1.    The Corporation shall suspend acceptance of the Request for Sale, during the period from twelve (12) business days before the record date up to the record date.

2.    In addition to the period referred to in the preceding paragraph, the Corporation may suspend acceptance of the Request for Sale any time when it deems necessary.

Article 34.    (Restriction on Request for Sale)

If an aggregate number of shares constituting fractional unit shares for which the Request for Sale is made on the same day exceeds the number of shares reserved by the Corporation for the Request for Sale, all the Request for Sale made on such day shall not become effective.

Article 35.    (Determination of Sale Price)

The sale price for shares constituting fractional unit shares for which the Request for Sale is made shall be equal to the last selling price per share at the Tokyo Stock Exchange on the day on which such Request for Sale is accepted at the handling office or any of the liaison offices of the Transfer Agent referred to in Article 2(or if no sales of the shares take place at the Tokyo Stock Exchange on such day, the price per share at which the shares are first sold on the day subsequent to that day at the Tokyo Stock Exchange), by the number of shares being requested for sale.

Article 36.    (Receipt of Sale Proceeds)

1.    The Corporation shall receive the sale proceeds from the advanced payment within six (6) business days from the day on which the sale price was determined.

2.    Notwithstanding the provision of the preceding paragraph, if the sale price reflects the right to receive dividends (including interim dividends), distribution of new shares pursuant to stock split, or the right to subscribe for new shares or stock acquisition rights (including bonds with stock acquisition rights), etc., the sale proceeds shall be received on or prior to the closing of accounts, the record date or allotment date, respectively.

3.    The amount obtained by deducting the sale proceeds from the advanced payment shall be returned to the shareholder who requested such sale by transferring such amount to the bank account, etc. designated by such shareholder or by cash payment through postal transfer.

4.    If the advanced payment is less than the sale proceeds, the Corporation shall request for a payment of such shortfall to the shareholder who requested such sale and receive the sale proceeds within six (6) business days from the date on which such advance payment is paid; provided, however, that if such shortfall is not paid within six (6) business days from the date on which the Corporation requested for the payment of such shortfall to such shareholder, the Request for Sale shall become invalid.

Article 37.    (Transfer of Title to Sold Shares)

The title to the shares constituting fractional unit shares for which the Request for Sale is made shall be transferred to the shareholder who requested such sale upon the Corporation’s receipt of the sale proceeds as prescribed in the preceding Article.

Article 38.    (Delivery of Share Certificates)

The Corporation shall, without delay, issue share certificates for the shares which became the shares constituting one full unit following the Request for Sale, and deliver the same to the shareholder who requested such sale.

CHAPTER XI

HANDLING CHARGES

Article 39.    (Handling Charges)

There shall be no handling charges in connection with shares of the Corporation.

CHAPTER XII

MISCELLANEOUS

Article 40.

With respect to the fractional unit shares issued upon exercise of the conversion rights of convertible bonds or exercise of the stock acquisition rights (including the stock acquisition rights included in the bonds with stock acquisition rights) issued abroad, the Request for Purchase which is made upon exercise of such rights shall, notwithstanding the provisions of these Regulations, be governed by the terms and conditions of the relevant convertible bonds or stock acquisition rights.

Article 41.

For any amendment to these Regulations, a resolution of a meeting of the Board of Directors of the Corporation or a determination of the Corporate Executive Officer to whom the authority of determination has been delegated by a resolution of the Board of Directors of the Corporation shall be required.

ADDENDUM

These Regulations, as amended, shall come into force on July 1, 2003.